Exhibit 10.6

CHENIERE ENERGY, INC.

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (this “Agreement”), dated as of May    , 2008, is made and entered by and between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and                      (the “the Employee”).

WITNESSETH:

WHEREAS, the Employee is a key employee of the Company or one or more of its subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term prospects of the Company;

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) exists and that such possibility, and the uncertainty it may create among its employees, may result in the distraction or departure of its employees, to the detriment of the Company and its stockholders;

WHEREAS, the Company desires to establish a payout for certain of its employees, including the Employee, applicable in the event of a Change of Control;

WHEREAS, the Company wishes to ensure that its employees are not unduly distracted by the circumstances attendant to the possibility of a Change of Control and to encourage the continued attention and dedication of such employees, including the Employee, to their assigned duties with the Company; and

WHEREAS, the Company desires to provide additional inducement for the Employee to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power; (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”)); (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company; and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(b) “Base Salary” means the Employee’s annual base salary rate as in effect immediately prior to the occurrence of a Change of Control (or, in the case of a termination contemplated by Section 3, as in effect immediately prior to such termination).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” for termination of the Employee who is a party to an agreement of employment with the Company shall mean termination for “Cause” as such term is defined in such agreement, the relevant portions of which are incorporated herein by reference. If such agreement does not define “Cause” or if the Employee is not a party to such an agreement, “Cause” means (i) the willful commission by the Employee of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; (ii) the commission by the Employee of an act of fraud in the performance of the Employee’s duties on behalf of the Company or an Affiliate; or (iii) the continuing willful failure of the Employee to perform the duties of the Employee to the Company or an Affiliate (other than such failure resulting from the Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the Board (or in the case of an employee who is not an executive officer, the Chief Executive Officer of the Company). For purposes of this Agreement, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done or omitted to be done by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company or an Affiliate, as the case may be.

(e) “Change of Control” means the occurrence during the Term of any one of the following events:

(i) (i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its Subsidiaries, (B) any employee benefit plan of the Company or any of its Subsidiaries, (C) any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding; or

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its Subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company; or

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

(f) “Good Reason” means termination of employment by the Employee under any of the following circumstances:

(i) if the Employee is a party to an agreement for employment with the Company, which agreement includes a definition of “Good Reason” for termination of employment with the Company, “Good Reason” shall have the same definition for purposes of this Agreement as is set forth in such agreement, the relevant portions of which are incorporated herein by reference; or

(ii) if the Employee is not a party to an agreement with the Company that defines the term “Good Reason,” such term shall mean termination of employment under any of the following circumstances, if the Company fails to cure such circumstances within thirty (30) days after receipt of written notice from the Employee to the Board (or in the case of an employee who is not an executive officer, to the Chief Executive Officer of the Company) setting forth a description of such Good Reason:

(1) the removal from or failure to re-elect the Employee to the office or position in which the Employee last served;

(2) the assignment to the Employee of any duties, responsibilities, or reporting requirements inconsistent with the Employee’s position with the Company, or any material diminishment, on a cumulative basis, of the Employee’s overall duties, responsibilities or status;

(3) a material reduction by the Company in the Employee’s compensation or benefits; or

(4) the requirement by the Company that the principal place of business at which the Employee performs the Employee’s duties be changed to a location that increases the Employee’s commute by more than fifty (50) miles per day.

(g) “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2009; provided, however, that (i) commencing on January 1, 2010 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or the Employee, as the case may be, does not wish to have the Term extended; (ii) if a Change of Control occurs during the Term, the Term shall expire and this Agreement will terminate on the date that the payments are made pursuant to the terms of this Agreement; and (iii) subject to Section 3, if, prior to a Change of Control, the Employee ceases for any reason to be an employee of the Company or any subsidiary of the Company (including termination arising in connection with the Company ceasing to beneficially own 50% or more of the voting stock of such subsidiary), thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(g), the Employee shall not be deemed to have ceased to be an employee of the Company and any subsidiary of the Company by reason of the transfer of the Employee’s employment between the Company and any subsidiary of the Company, or among any subsidiaries of the Company.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3, this Agreement will not be operative unless and until a Change of Control occurs. Upon the occurrence of a Change of Control at any time during the Term, without further action, this Agreement will become immediately operative.

3. Termination Prior to a Change of Control. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and not more than three months prior to the date on which the Change of Control occurs, the Employee’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the Employee terminates the Employee’s employment for Good Reason), such cessation or termination of employment will be deemed to be a cessation or termination of employment after a Change of Control and the Term of this Agreement will be deemed to continue in effect with respect to such Employee until the dates the payments are made pursuant to this Agreement if the Employee has reasonably demonstrated that such cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or in anticipation of a Change of Control and the Employee shall be entitled to the payment as provided in Section 4.

4. Change of Control Compensation.

(a) Within 30 days following the occurrence of a Change of Control, the Company will pay to the Employee in a single lump sum an amount equal to one times the Employee’s Base Salary.

Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to six percent (6%) per annum. Such interest will be payable as it accrues. The Employee will also be entitled to be reimbursed for the attorneys’ fees, costs and expenses related to the Company’s failure to pay. To the extent necessary to comply with Section 409A of the Code, if a payment obligation arises under this paragraph, then such payment shall be made within two and one half months of the next calendar year in which the obligation arises; provided, however, that this provision shall not act to extend any other period of time for such payment otherwise imposed by this Agreement, a court or applicable law.

5. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Employee or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change of Control. The fact that the Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Employee other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the payments or benefits (that constitute “parachute payments” within the meaning of Section 280G of the Code) with the latest payment date shall be reduced first.

6. Confidentiality & Nondisparagement.

(a) During the Term, the Company agrees that it will disclose to the Employee its confidential or proprietary information (as defined in this Section 6(a)) to the extent necessary for the Employee to carry out the Employee’s obligations to the Company. The Employee hereby covenants and agrees that the Employee will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the

Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Employee’s breach of this Section 6(a)) or generally known to persons engaged in businesses similar or related to those of the Company. In addition, confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any subsidiary of the Company (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 6(a) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Employee, generally known to the public or (iii) if the Employee is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(b) The Employee hereby covenants and agrees that the Employee will not make, publish or cause to be made or published any public or private statement disparaging the Company or its present or former officers, directors or employees.

7. Remedies. The Employee acknowledges that the restrictions contained in Section 6 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by the Employee of any provision of Section 6 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any subsidiary of the Company prior to or following any Change of Control.

9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Employee’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties concerning the subject matter hereof.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

15. Waiver of Breach. No waiver by either the Company or the Employee (each, a “Party”) of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

16. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3, 4, 5 and 6 will survive any termination or expiration of this Agreement.

17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing. Any notice provided for in this Agreement shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to Company, addressed to:

CHENIERE ENERGY, INC.
Attn: General Counsel
700 Milam Street, Suite 800
Houston, Texas 77002

(2)	If to the Employee, addressed to the address set forth below the Employee’s name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 17.

18. Compliance with Code Section 409A. To the extent this Agreement is subject to the requirements of Section 409A of the Code, this Agreement is intended to comply with the requirements of Section 409A of the Code and, as a result, this Agreement (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance. To the extent that any reimbursement is received or to be received by Employee, such reimbursements shall be administered consistent with the following additional requirements as set forth in Treas. Reg. 1.409A-3(i)(1)(iv): (1) Employee’s eligibility for benefits in one year will not affect Employee’s eligibility for benefits in any other year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, and (3) Employee’s right to benefits is not subject to liquidation or exchange for another benefit. If Section 409A of the Code would subject the Employee to the additional 20% tax provided thereunder with respect to any amounts paid under this Agreement to the Employee by reason of the Employee being a “specified employee,” as defined in Section 409A, such payment shall be deferred six months or, if earlier, the date that such payment may be made without being subject to such additional tax under Section 409A, and in all events shall be paid within 10 days of the date such payment is no longer subject to the required deferral; and for such deferral period until paid, such amount shall bear interest at the prime rate as reported in The Wall Street Journal on the day such deferral period commences plus one percent (1%). The Employee acknowledges and agrees that the Company has made no representation to the Employee as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that the Employee is solely responsible for all taxes due with respect to such compensation and benefits.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CHENIERE ENERGY, INC.

By:

Name:

Title:

[Employee]

Address for notices:

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